Exhibit 10.29.3

EXECUTION VERSION

AMENDMENT NO. 3 TO

AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT

This AMENDMENT NO. 3 TO AMENDED AND RESTATED MASTER REPURCHASE AGREEMENT (this “Amendment”) is made and entered into as of July 15, 2016 by and between Bank of America, N.A. (“Buyer”) and loanDepot.com, LLC (“Seller”). This Amendment amends that certain Amended and Restated Master Repurchase Agreement by and between Buyer and Seller, dated as of July 17, 2015 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”).

R E C I T A L S

Buyer and Seller have previously entered into the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility. Buyer and Seller hereby agree that the Agreement shall be amended as more fully provided herein.

In consideration of the mutual promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller hereby agree as follows:

1.	Amendments. Effective as of July 15, 2016 (the “Effective Date”), the Agreement is hereby amended as follows:

(a) Section 3.3 of the Agreement is hereby amended by adding the following new paragraph immediately at the end thereof:

(f)

Pooled Mortgage Loans. With respect to a Transaction the subject of which is a Pooled Mortgage Loan, in addition to satisfying the other relevant delivery requirements specified in this Section 3.3, Seller shall comply with the conditions to the eligibility of Pooled Mortgage Loans and the related Mortgage-Backed Securities specified in the Transactions Terms Letter.

(b) Section 3 of the Agreement is hereby amended by adding the following new paragraph immediately at the end thereof:

3.10

Delivery of Mortgage-Backed Securities. With respect to Purchased Mortgage Loans that are Pooled Mortgage Loans, Buyer shall release its interests in such Purchased Mortgage Loans simultaneously with the Settlement Date of a Mortgage-Backed Security. Provided that such Mortgage-Backed Security has been issued in the name of Buyer or Buyer’s nominee, from and after such Settlement Date, the Mortgage-Backed Security shall replace the related Purchased Mortgage Loans as the asset that is subject to the related Transaction.

(c) Section 4.2 of the Agreement is hereby amended by (i) deleting the “or” appearing at the end of paragraph (e) therein, (ii) deleting the period at the end of paragraph (f) therein and replacing it with “; or”, and (iii) adding the following new paragraph immediately following the end of paragraph (f):

(g)

with respect to any Pooled Mortgage Loan or Mortgage-Backed Security, if the Seller has failed to deliver the related Trade Assignment to Buyer in accordance with the requirements set forth in Section 7.2(h).

(d) Section 4.8 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

4.8

Method of Payment. Except as otherwise specifically provided herein, all payments hereunder must be received by Buyer on the date when due and shall be made in United States dollars by wire transfer of immediately available funds to such account designated by Buyer from time to time. Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day, and with respect to payments of the Purchase Price, the price differential thereon shall be payable at the Applicable Pricing Rate during such extension. All payments made by or on behalf of Seller with respect to any Transaction shall be applied to Seller’s account in accordance with Section 3.5(b)(ii) and Section 4.7 above and shall be made in such amounts as may be necessary in order that all such payments after withholding for or on account of any present or future Taxes imposed by any Governmental Authority, other than Excluded Taxes, compensate Buyer for any additional cost or reduced amount receivable of making or maintaining Transactions as a result of such Taxes other than Excluded Taxes. All payments to be made by or on behalf of Seller with respect to any Transaction shall be made without set-off, counterclaim or other defense.

(e) Section 6.3 of the Agreement is hereby amended by deleting paragraph (a) in its entirety and replacing it with the following (modified text underlined for review purposes):

(a)	Asset Value. Buyer shall have the right to determine the Asset Value of each Purchased Mortgage Loan at any time.

(f) Section 6.5 of the Agreement is hereby amended by deleting the first sentence of the last paragraph thereof in its entirety and replacing it with the following sentence (modified text underlined for review purposes):

Upon receipt of the applicable amount, as set forth above, Buyer shall (i) with respect to Purchased Mortgage Loans, deliver or shall cause the Custodian to deliver the related Mortgage Loan Documents to Seller or Seller’s designee, if such documents have not already been delivered pursuant to a Bailee Agreement and (ii) with respect to related Mortgage-Backed Securities, deliver the Mortgage-Backed Security to Seller or Approved Investor, as applicable, on a delivery versus payment basis.

(g) Section 7.2 of the Agreement is hereby amended by deleting the introductory sentence thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

7.2

All Transactions. As conditions precedent to Buyer considering whether to enter into any Transaction hereunder, or whether to continue a Transaction, in the case of a Transaction in respect of Mortgage Loans which convert to Pooled Mortgage Loans on the related Pooling Date or a Transaction in respect of Pooled Mortgage Loans which convert to a Mortgage-Backed Security on the related Settlement Date, as applicable:

(h) Section 7.2 of the Agreement is hereby amended by (i) deleting the “and” appearing at the end of paragraph (f) therein, (ii) deleting the period at the end of paragraph (g) therein and replacing it with “; and”, and (iii) adding the following new paragraph immediately following the end of paragraph (g):

(h)

Seller hereby acknowledges that, in order for Buyer to satisfy the “good delivery standards” of the Securities Industry and Financial Markets Association (“SIFMA”) as set forth in the SIFMA Uniform Practices Manual and SIFMA’s Uniform Practices for the Clearance and Settlement of Mortgage Backed Securities and other Related Securities, in each case, as amended from time to time, Buyer must deliver each Trade Assignment in respect of Pooled Mortgage Loans or Mortgage-Backed Securities to the related Approved Investor no later than seventy-two (72) hours prior to settlement of the related Mortgage-Backed Security. Seller hereby acknowledges and agrees to deliver to Buyer, in form and substance satisfactory to Buyer and not later than 1:00 p.m. (New York City time) on the date on which such seventy-two (72) hour period commences, each related Trade Assignment (solely to the extent such Pooled Mortgage Loan is not pooled with Mortgage Loans financed by a third party pursuant to a joint pooling arrangement) executed by Seller, together with a true and complete copy of the related Purchase Commitment for any Pooled Mortgage Loans or Mortgage-Backed Security subject to the proposed Transaction that are subject to a Purchase Commitment.

(i) Section 9.1 of the Agreement is hereby amended by deleting paragraph (f) in its entirety and replacing it with the following (modified text underlined for review purposes):

(f)

Reports and Information Regarding Purchased Mortgage Loans. To the extent not prohibited by law or regulation, Seller shall deliver to Buyer, with reasonable promptness, upon Buyer’s request: (i) copies of any reports related to the Purchased Mortgage Loans, (ii) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (x) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Liens and Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule and, (y) with respect to all Purchased Mortgage Loans other than Bond Loans – 1st Liens, Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014 and Permitted Non-Qualified Mortgage Loans, the QM Rule, as applicable, and (iii) any other information in Seller’s possession related to the Purchased Mortgage Loans.

(j) Article 9 of the Agreement is hereby amended by adding the following new paragraph immediately at the end thereof:

9.11

ERISA. As soon as reasonably possible, and in any event within fifteen (15) days after Seller knows or has reason to believe that any of the events or conditions specified below with respect to any Plan has occurred or exists, a statement signed by a senior financial officer of Seller setting forth details respecting such event or condition and the action, if any, that Seller or its ERISA Affiliate proposes to take with respect thereto (and a copy of any report or notice required to be filed with or given to PBGC by Seller or an ERISA Affiliate with respect to such event or condition):

(a)

any Reportable Event or failure to meet minimum funding standards, provided that a failure to meet the minimum funding standard of Section 412 of the Code or Sections 302 or 303 of ERISA, including, without limitation, the failure to make on or before its due date a required installment under Section 430(j) of the Code or Section 303(j) of ERISA, shall be a reportable event regardless of the issuance of any waivers in accordance with Section 412(d) of the Code or any request for a waiver under Section 412(c) of the Code for any Plan;

(b)	the distribution under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or any action taken by Seller or an ERISA Affiliate to terminate any Plan;

(c)

the institution by PBGC of proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by Seller, any Subsidiary or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by PBGC with respect to such Multiemployer Plan;

(d)

the complete or partial withdrawal from a Multiemployer Plan by Seller, any Subsidiary or any ERISA Affiliate that results in liability under Section 4201 or 4204 of ERISA (including the obligation to satisfy secondary liability as a result of a purchaser default) or the receipt by Seller, any Subsidiary or any ERISA Affiliate of notice from a Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA or that it intends to terminate or has terminated under Section 4041A of ERISA;

(e)

the institution of a proceeding by a fiduciary of any Multiemployer Plan against Seller, any Subsidiary or any ERISA Affiliate to enforce Section 515 of ERISA, which proceeding is not dismissed within 30 days; and

(f)

the adoption of an amendment to any Plan that, pursuant to Section 401(a)(29) of the Code, would result in the loss of tax-exempt status of the trust of which such Plan is a part if Seller, any Subsidiary or an ERISA Affiliate fails to timely provide security to such Plan in accordance with the provisions of said Sections.

(k) Section 9.3 of the Agreement is hereby amended by deleting the introductory paragraph thereof in its entirety and replacing it with the following (modified text underlined for review purposes):

9.3

Notice. Seller shall give Buyer prompt (except for clause (o), with respect to which notice shall be provided no later than three (3) Business Days after receipt of such notice of settlement, or consent order by Seller) written notice, in reasonable detail, of:

(l) Section 9.3 of the Agreement is hereby amended by deleting paragraph (b) in its entirety and replacing it with the following (modified text underlined for review purposes):

(b)

any action, suit or proceeding instituted by or against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic), or any such action, suit or proceeding threatened against Seller, in any case, if such action, suit or proceeding, or any such action, suit or proceeding threatened against Seller, involves a potential liability, on an individual or aggregate basis, equal to or greater than ten percent (10%) of Seller’s Tangible Net Worth, or questions or challenges the validity or enforceability of any of the Principal Agreements or questions or challenges compliance of any Purchased Mortgage Loan with, (x) with respect to any Purchased Mortgage Loan other than Bond Loans – 1st Liens and Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule or (y) with respect to any Purchased Mortgage Loan other than Bond Loans – 1st Liens, Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014 and Permitted Non-Qualified Mortgage Loans, the QM Rule;

(m) Section 9.3 of the Agreement is hereby amended by deleting the “and” appearing at the end of paragraph (m) therein, deleting the period at the end of paragraph (n) therein and replacing it with “; and”, and adding the following new paragraph immediately following the end of paragraph (n):

(o)

any settlement with, or issuance of a consent order by, any Governmental Authority, in which the fines, penalties, settlement amounts or any other amounts owed by Seller thereunder exceeds $5,000,000 in the aggregate.

(n) Section 11.1 of the Agreement is hereby amended by deleting paragraph (j) in its entirety and replacing it with the following (modified text underlined for review purposes):

(j)

any Plan maintained by Seller, any Subsidiary of Seller or any ERISA Affiliate shall be terminated within the meaning of Title IV of ERISA or a trustee shall be appointed by an appropriate United States District Court to administer any Plan, or the Pension Benefit Guaranty Corporation (or any successor thereto) shall institute proceedings to terminate any Plan or to appoint a trustee to administer any Plan if as of the date thereof Seller’s liability, any such Subsidiary’s liability or any ERISA Affiliate’s liability to the PBGC, the Plan or any other entity on termination under the Plan exceeds the then current value of assets accumulated in such Plan by more than one hundred thousand ($100,000) dollars (or in the case of a termination involving Seller as a “substantial employer” (as defined in Section 4001 (a)(2) of ERISA) the withdrawing employer’s proportionate share of such excess shall exceed such amount);

(o) Section 11.1 of the Agreement is hereby amended by deleting paragraph (k) in its entirety and replacing it with the following (modified text underlined for review purposes):

(k)

Seller or any Subsidiary of Seller or any ERISA Affiliate, in each case, as employer under a Multiemployer Plan shall have made a complete or partial withdrawal from such Multiemployer Plan and the plan sponsor of such Multiemployer Plan shall have notified such withdrawing employer that such employer has incurred a withdrawal liability in (i) an annual amount exceeding one hundred thousand ($100,000) dollars, or (ii) an aggregate amount exceeding one million ($1,000,000) dollars;

(p) Section 11.1 of the Agreement is hereby amended by deleting paragraph (u) in its entirety and replacing it with the following (modified text underlined for review purposes):

(u)

any Governmental Authority or any person, agency or entity acting or purporting to act under governmental authority shall have taken any action to (i) condemn, seize or appropriate, or to assume custody or control of, all or any substantial part of the property or assets of Seller or any its Affiliates or Subsidiaries; (ii) displace the management of Seller or any of its Affiliates or Subsidiaries or to curtail its authority in the conduct of their respective business; or (iii) to remove, limit or restrict the approval of Seller or any of its Affiliates or Subsidiaries as an issuer, buyer or a seller/servicer of Mortgage Loans or securities backed thereby, and any such action provided for in this subsection (u) shall not have been discontinued or stayed within thirty (30) days;

(q) Section 11.1 of the Agreement is hereby amended by (i) deleting the “or” appearing at the end of paragraph (v) therein, (ii) replacing the period appearing at the end of paragraph (w) therein with “;” and (iii) adding the following new paragraphs immediately following the end of paragraph (w):

(x)

Seller has entered into any settlement with, or consented to the issuance of a consent order by, any Governmental Authority in which the fines, penalties, settlement amounts or any other amounts owed by Seller thereunder exceeds $5,000,000 in the aggregate; provided, that an Event of Default shall be deemed not to occur if Buyer, in its sole discretion, within five (5) Business Days following receipt of notice from Seller pursuant to Section 9.3(o), of Seller’s entry into any such settlement or consent order, provides written approval to Seller (which may be via electronic mail), that such settlement or consent order by Seller is acceptable to Buyer; or

(y)

(i) any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) a determination that a Plan is “at risk” (within the meaning of Section 303 of ERISA) or any Lien in favor of the PBGC or a Plan shall arise on the assets of Seller or any ERISA Affiliate, (iii) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of Buyer, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) Seller or any ERISA Affiliate shall file an application for a minimum funding waiver under section 302 of ERISA or section 412 of the Code with respect to any Plan, (v) any obligation for post-retirement medical costs (other than as required by COBRA) exists, or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could reasonably be expected to have a Material and Adverse Change or (vii) the assets of Seller, any Subsidiary of Seller, or any ERISA Affiliate become plan assets within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

(r) Section 11.6 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following (modified text underlined for review purposes):

11.6

Reimbursement of Costs and Expenses. Buyer may, but shall not be obligated to, advance any sums or do any act or thing necessary to uphold and enforce the lien and priority of, or the security intended to be afforded by, any Purchased Mortgage Loan, including, without limitation, payment of delinquent Taxes or assessments and insurance premiums. All advances, charges, reasonable costs and expenses, including reasonable attorneys’ fees and disbursements, incurred or paid by Buyer in exercising any right, power or remedy conferred by this Agreement, or in the enforcement hereof, together with interest thereon, at the Default Rate, from the time of payment until repaid, shall become a part of the Repurchase Price.

(s) Section 12.2 of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

12.2 Payment of Taxes.

(a)

All payments made by Seller under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future taxes, levies, imposts, duties, deductions, charges, assessments, fees or withholdings (including backup withholdings), and all liabilities (including penalties, interest and additions to tax) with respect thereto imposed by any Governmental Authority (collectively, “Taxes”), but excluding income taxes (however denominated), branch profits taxes, franchise taxes, any other net income-based tax imposed by the United States, a state or a foreign jurisdiction under the laws of which Buyer is organized or of its applicable lending office, or any political subdivision thereof, U.S. withholding taxes imposed under FATCA and taxes attributable to Buyer’s failure to comply with Section 12.2(c) and (d) (such exclusions from Taxes, “Excluded Taxes”), all of which shall be paid by Seller for its own account not later than the date when due. If Seller is required by law or regulation to deduct or withhold any Taxes from or in respect of any amount payable hereunder, it shall: (i) make such deduction or withholding; (ii) pay the amount so deducted or withheld to the appropriate Governmental Authority not later than the date when due; (iii) deliver to Buyer, promptly, original tax receipts and other evidence satisfactory to Buyer of the payment when due of the full amount of such Taxes; and (iv) pay to Buyer such additional amounts as may be necessary so that such Buyer receives, free and clear of all Indemnified Taxes (as defined below), a net amount equal to the amount it would have received under this Agreement, as if no such deduction or withholding had been made. In addition, Seller agrees to timely pay to the relevant Governmental Authority in accordance with applicable law any current or future stamp, court or documentary taxes, intangible, filing, excise, property or similar Taxes (including, without limitation, mortgage recording taxes, transfer taxes and similar fees) imposed by any Governmental Authority that arise from any payment made hereunder or from the execution, delivery, performance or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, this Agreement (“Other Taxes”). Taxes other than Excluded Taxes shall be referred to in this Agreement as “Indemnified Taxes”.

(b)

Seller shall, within ten (10) days after demand therefor, indemnify and hold Buyer harmless from and against the full amount of any and all Indemnified Taxes (including any Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and Other Taxes arising with respect to the Purchased Mortgage Loans, the Principal Agreements and other documents related thereto and fully indemnify and hold Buyer harmless from and against any and all liabilities or expenses with respect to or resulting from any delay or omission to pay such Taxes, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or assessed by the relevant Governmental Authority. A certificate as to the amount of any payment or liability of Buyer with respect to such Indemnified Taxes or Other Taxes delivered to Seller by Buyer shall be conclusive absent manifest error.

(c)

Any Buyer that is not incorporated under the laws of the United States, any State thereof, or the District of Columbia (a “Foreign Buyer”) and that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under this Agreement shall provide Seller with properly completed United States Internal Revenue Service (“IRS”) Form W-8BEN, W-8BEN-E, W-8IMY or W-8ECI or any successor form prescribed by the IRS, certifying that such Foreign Buyer is entitled to benefits under an income tax treaty to which the United States is a party which reduces or eliminates the rate of withholding Tax on payments of interest or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States on or prior to the date upon which each such Foreign Buyer becomes a Buyer. If an IRS form previously delivered expires or becomes obsolete or inaccurate in any respect, each Foreign Buyer will update such form or promptly notify Seller of its legal inability to do so. For any period with respect to which a Foreign Buyer has failed to provide Seller with the appropriate IRS forms prescribed by this Section 12.2(c) (unless such failure is due to a change in treaty, law, or regulation occurring subsequent to the date on which such form originally was required to be provided), such Foreign Buyer shall not be entitled to any “gross-up” of Indemnified Taxes or indemnification under Section 12.2(b) with respect to Taxes imposed by the United States; provided, however, that should a Foreign Buyer, which is otherwise exempt from a withholding tax, become subject to Taxes because of its failure to deliver an IRS form required hereunder, Seller shall take such steps as such Foreign Buyer shall reasonably request to assist such Foreign Buyer to recover such Taxes.

(d)

Nothing contained in this Section 12.2 shall require Buyer to make available any of its tax returns or other information that it deems to be confidential or proprietary or otherwise subject Buyer to any material unreimbursed cost or expense or materially prejudice the legal or commercial position of Buyer.

(e)

Any Buyer that is a “United States Person” as defined in Section 7701(a)(30) of the Internal Revenue Code (as amended from time to time) shall deliver to the Seller on or prior to the Effective Date (and from time to time thereafter upon the reasonable request of the Seller), executed originals of IRS Form W-9 certifying that Buyer is exempt from U.S. federal backup withholding tax.

(t) Section 14.11(a) of the Agreement is hereby amended by revising the address for notices to Buyer as follows (modified text underlined for review purposes):

If to Buyer:

Bank of America, N.A.

31303 Agoura Road

Mail Code: CA6-917-02-63

Westlake Village, California 91361

Attention: Adam Gadsby, Managing Director

Telephone: (818) 225-6541

Facsimile: (213) 457-8707

Email: Adam.Gadsby@baml.com

With copies to:

Bank of America, N.A.

One Bryant Park, 11th Floor

Mail Code: NY1-100-11-01

New York, New York 10036

Attention: Eileen Albus, Director, Mortgage Finance

Telephone: (646) 855-0946

Facsimile: (646) 855-5050

Email: Eileen.Albus@baml.com

Bank of America, N.A.

One Bryant Park

Mail Code: NY1-100-17-01

New York, New York 10036

Attention: Amie Davis, Assistant General Counsel

Telephone: (646) 855-0183

Facsimile: (704) 409-0337

Email: Amie.Davis@bankofamerica.com

(u) Section 14 of the Agreement is hereby amended by adding the following new paragraph immediately at the end thereof:

14.26

Tax Treatment. Each party to this Agreement acknowledges that it is its intent, solely for purposes of United States federal income tax purposes and any corresponding provisions of state, local and foreign law, but not for bankruptcy or any other non-tax purpose, to treat each Transaction as indebtedness of Seller that is secured by the Purchased Mortgage Loans and to treat the Purchased Mortgage Loans as beneficially owned by Seller in the absence of an Event of Default by Seller. All parties to this Agreement agree to such tax treatment and agree to take no action inconsistent with this treatment, unless required by law.

(v) Exhibit A to the Agreement is hereby amended by deleting the definitions of “Applicable Pricing Rate”, “ERISA Affiliate”, “Government Mortgage Loan”, “Jumbo Mortgage Loan”, “Other Mortgage Loan Documents”, “Plan”, “Purchase Advice”, “Purchase Price” and “Purchased Mortgage Loan” in their respective entireties and replacing them with the following (modified text underlined for review purposes):

Applicable Pricing Rate: With respect to any date of determination, the greater of (i) One-Month LIBOR and (ii) the LIBOR Floor. It is understood that the Applicable Pricing Rate shall be adjusted on a daily basis. Notwithstanding the foregoing, under no circumstances shall the Applicable Pricing Rate be less than zero.

ERISA Affiliate: Any person (as defined in section 3(9) of ERISA) that together with Seller or any of its Subsidiaries would be a member of the same “controlled group” or treated as a single employer within the meaning of Section 414 of the Code or ERISA Section 4001.

Government Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan that (i) is eligible (a) for FHA Mortgage Insurance and is so insured or is subject to a current binding and enforceable commitment for such insurance pursuant to the provisions of the National Housing Act, as amended, and is originated in Strict Compliance with the Ginnie Mae Guide; (b) to be guaranteed by the VA and is so guaranteed or is subject to a current binding and enforceable commitment for such guarantee pursuant to the provisions of the Servicemen’s Readjustment Act, as amended; or (c) to be guaranteed by the RD and is so guaranteed pursuant to the provisions of the RD Regulations; (ii) is otherwise eligible for inclusion in a Ginnie Mae mortgage-backed security pool and (iii) does not exceed the applicable FHA guidelines for the maximum mortgage limits as set forth in the FHA Regulations, including the general loan limits and the high-cost area loan limits.

Jumbo Mortgage Loan: Unless defined otherwise in the Transactions Terms Letter, a first lien mortgage loan or Cooperative Loan (i) with respect to which Seller has obtained a Purchase Commitment on or prior to the related Purchase Date, unless otherwise agreed to by Buyer (ii) for which the original loan amount is greater than the conforming limit in the jurisdiction where the related Mortgaged Property is located, and (iii) meets the transaction requirements set forth on Schedule 1 to the Transactions Terms Letter.

Other Mortgage Loan Documents: In addition to the Mortgage Loan Documents, with respect to any Mortgage Loan, the following: (i) the original recorded Mortgage, if not included in the Mortgage Loan Documents; (ii) a copy of the preliminary title commitment showing the policy number or preliminary attorney’s opinion of title and the original policy of mortgagee’s title insurance or unexpired commitment for a policy of mortgagee’s title insurance, if not included in the Mortgage Loan Documents; (iii) the original Closing Protection Letter and a copy of the Irrevocable Closing Instructions; (iv) the original Purchase Commitment, if any; (v) the original FHA certificate of insurance or commitment to insure, the VA certificate of guaranty or commitment to guaranty the RD loan guaranty or the Insurer’s certificate or commitment to insure, as applicable; (vi) the survey, flood certificate, hazard insurance policy and flood insurance policy, as applicable; (vii) the original of any assumption, modification, consolidation or extension agreements, with evidence of recording thereon or copies stamp certified by an authorized officer of Seller to have been sent for recording, if any; (viii) copies of each instrument necessary to complete identification of any exception set forth in the exception schedule in the title policy; (ix) the loan application; (x) verification of the Mortgagor’s employment and income, if applicable; (xi) verification of the source and amount of the downpayment; (xii) credit report on Mortgagor; (xiii) appraisal of the Mortgaged Property (or in the case of any HARP Mortgage Loan, an appraisal or a waiver thereof, and/or a point value estimate, as permitted by the applicable Agency guidelines); (xiv) the original executed disclosure statement; (xv) tax receipts, insurance premium receipts, ledger sheets, payment records, insurance claim files and correspondence, current and historical computerized data files, underwriting standards used for origination and all other related papers and records; (xvi) the original of any guarantee executed in connection with the Mortgage Note (if any); (xvii) the original of any security agreement, chattel mortgage or equivalent document executed in connection with the Mortgage; (xviii) all copies of powers of attorney or similar instruments, if applicable; (xix) copies of all documentation in connection with the underwriting and origination of any Purchased Mortgage Loan that evidences compliance with, (1) with respect to all Purchased Mortgage Loans other than a Bond Loan – 1st Lien or a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule and, (2) with respect to all Purchased Mortgage Loans other than a Bond Loan – 1st Lien, a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014 or a Permitted Non-Qualified Mortgage Loan, the QM Rule; and (xx) all other documents relating to the Purchased Mortgage Loan.

Plan: Any Multiemployer Plan or single-employer plan as defined in section 4001 of ERISA, that is maintained and contributed to by (or to which there is an obligation to contribute of), or at any time during the five (5) calendar years preceding the date of this Agreement was maintained or contributed to by (or to which there is an obligation to contribute of), Seller or by a Subsidiary of Seller or an ERISA Affiliate.

Purchase Advice: In connection with each wire transfer to be made to Buyer by Seller or an Approved Investor, a written or electronic notification setting forth (a)(i) the loan number assigned by Seller or last name of the Mortgagor for each Mortgage Loan that is related to the Transaction in connection with which a payment is being made, or (ii) the CUSIP of any related Mortgage-Backed Security; (b) the amount of the wire transfer to be applied in the Transaction; and (c) the total amount of the wire.

Purchase Price: The price at which each Purchased Mortgage Loan is transferred by Seller to Buyer which shall be equal to, the related Type Purchase Price Percentage multiplied by the least of: (i) the Market Value of such Purchased Mortgage Loan, (ii) the outstanding principal balance of such Purchased Mortgage Loan, (iii) the purchase price paid by Seller for such Purchased Mortgage Loan, if applicable, and (iv) the purchase price committed by the related Approved Investor, if applicable. For Pooled Mortgage Loans, the Purchase Price shall be the Type Purchase Price Percentage multiplied by the Takeout Price. For the sake of clarity, the Purchase Price for each Mortgage-Backed Security subject to a Transaction pursuant to Section 3.10 shall be the same Purchase Price that was paid for the Purchased Mortgage Loans backing such Mortgage-Backed Security.

Purchased Mortgage Loan: A Mortgage Loan that has been purchased by Buyer from Seller in connection with a Transaction and which has not been repurchased by Seller hereunder. As the context may require, the term Purchased Mortgage Loan shall also include any Mortgage-Backed Security that replaces one or more Purchased Mortgage Loans pursuant to Section 3.10 and that remains subject to a Transaction hereunder.

(w) Exhibit A to the Agreement is hereby amended by inserting the following new definitions in the appropriate alphabetical order:

Applicable Agency Documents: The applicable Agency documents and forms required to be completed and delivered by Seller to the Custodian or otherwise made available to the Custodian pursuant to the related Custodial Agreement for the purpose of facilitating the pooling for Agency sale or securitization and certification of Pooled Mortgage Loans.

COBRA: As defined in Exhibit L paragraph (l) of the Representations and Warranties Concerning Seller of this Agreement.

Code: The Internal Revenue Code of 1986, as amended.

Depository: The Federal Reserve Bank of New York, or as otherwise defined in the glossary promulgated by the applicable Agency.

Excluded Taxes: As defined in Section 12.2(a) of this Agreement.

FATCA: Sections 1471 through 1474 of the Code as in effect on the date of this Agreement, and the Treasury Regulations and Internal Revenue Service administrative guidance promulgated thereunder or with respect thereto.

FHA Mortgage Insurance: Mortgage insurance authorized under Sections 203(b), 213, 221(d)(2), 222, and 235 of the Federal Housing Administration Act and provided by the FHA.

FHA Regulations: The regulations promulgated by HUD under the FHA Act, codified in 24 Code of Federal Regulations, and other HUD issuances relating to Government Mortgage Loans, including the related handbooks, circulars, notices and mortgagee letters.

Foreign Buyer: As defined in Section 12.2(c) of this Agreement.

Ginnie Mae EBO Mortgage Loan: Any Mortgage Loan that satisfies the following criteria: (i) such Mortgage Loan previously backed a mortgage-backed security guaranteed by Ginnie Mae; (ii) Seller acquired such Mortgage Loan through Ginnie Mae’s early buy-out program; (iii) Seller and the related Mortgagor have consummated a modification in respect of the terms of such Mortgage Loan; and (iv) such Mortgage Loan is eligible for sale to or securitization by Ginnie Mae pursuant to the terms of the Ginnie Mae Guide.

Ginnie Mae Guide: The Ginnie Mae Mortgage-Backed Securities Guide I or II, as such guide may hereafter from time to time be amended.

HomeStyle Renovation Mortgage Loan: Unless otherwise defined in the Transactions Terms Letter, a Mortgage Loan that fully conforms to Fannie Mae’s HomeStyle Renovation mortgage loan program (as such program is amended, supplemented or otherwise modified, from time to time), and is referred to as a “HomeStyle® Renovation Mortgage” by Fannie Mae.

Moody’s: Moody’s Investors Service, Inc. or any successor thereto.

Multiemployer Plan: A multiemployer plan within the meaning of Sections 3(37) or 4001(a)(3) of ERISA.

Other Taxes: As defined in Section 12.2(a) of this Agreement.

PBGC: The Pension Benefit Guaranty Corporation and any successor thereto.

Pool: A pool of fully amortizing first lien residential Mortgage Loans eligible in the aggregate to back a Mortgage-Backed Security.

Pooled Mortgage Loan: Any Mortgage Loan that is part of a Pool of Mortgage Loans certified by the Custodian to an Agency that will be exchanged on the related Settlement Date for a Mortgage-Backed Security backed by such Pool in accordance with the terms of the applicable Agency guidelines.

Pooling Date: With respect to Pooled Mortgage Loans, the date on which an Agency pool number is assigned to the related Pool.

Settlement Date: With respect to a Mortgage-Backed Security, the date on which the applicable Agency delivers such Mortgage-Backed Security to the Depository and it is registered as a book-entry security in the name of the Depository.

S&P: Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor thereto.

Takeout Price: The purchase price to be paid for a Purchased Asset or related Mortgage-Backed Security by the related Approved Investor pursuant to the related Purchase Commitment.

Taxes: As defined in Section 12.2(a) of this Agreement.

TILA-RESPA Integrated Disclosure Rule: The Truth-in-Lending Act and Real Estate Settlement Procedures Act Integrated Disclosure Rule, adopted by the Consumer Financial Protection Bureau, which is effective for residential mortgage loan applications received on or after October 3, 2015.

Trade Assignment: An assignment to Buyer of a forward trade between an Approved Investor and Seller with respect to one or more Purchased Mortgage Loan that are Pooled Mortgage Loans or related Mortgage-Backed Security, in each case in substantially the form of Exhibit N hereto, together with the related Purchase Commitment that has been fully executed, is enforceable and is in full force and effect and confirms the details of such forward trade.

Treasury Regulations: U.S. Federal Income Tax Regulations promulgated under the Code.

(x) Exhibit L to the Agreement, “Representations and Warranties Concerning Seller”, is hereby amended by deleting paragraph “(j)” in its entirety and replacing it with the following (modified text underlined for review purposes):

(j)

Payment of Taxes. Seller has timely filed all Tax returns and reports required to be filed and has paid all taxes, assessments, fees and other governmental charges levied upon it or its property or income (whether or not shown on such Tax returns) that are due and payable, including interest and penalties, except those being contested in good faith, or has provided adequate reserves for the payment thereof in accordance with GAAP. Any Taxes, fees and other governmental charges payable by Seller in connection with a Transaction and the execution and delivery of the Principal Agreements have been paid.

(y) Exhibit L to the Agreement, “Representations and Warranties Concerning Seller”, is hereby amended by deleting paragraph “(l)” in its entirety and replacing it with the following (modified text underlined for review purposes):

(l)

ERISA. Seller and each Plan is in compliance in all material respects with the requirements of ERISA and the Code, and no Reportable Event has occurred with respect to any Plan maintained by Seller or any of its ERISA Affiliates. The present value of all accumulated benefit obligations under each Plan subject to Title IV of ERISA or Section 412 of the Code (based on the assumptions used for purposes of Accounting Standards Codification (ASC) 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all Plans (based on the assumptions used for purposes of ASC 715) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such Plans. Seller and its Subsidiaries and their ERISA Affiliates do not provide any material medical or health benefits to former employees other than as required by the Consolidated Omnibus Budget Reconciliation Act, as amended, or similar state or local law (collectively, “COBRA”) at no cost to the employer. The assets of Seller are not “plan assets” within the meaning of 29 CFR 2510.3-101 as modified by section 3(42) of ERISA.

(z) Exhibit L to the Agreement, “Representations and Warranties Concerning Purchased Assets”, is hereby amended by deleting the opening clause of paragraph (t) and replacing it with the following (modified text underlined for review purposes):

(t)

Qualified Mortgage. Each Mortgage Loan (other than Bond Loans – 1st Liens, Ginnie Mae EBO Mortgage Loans for which the originator received the related application prior to January 10, 2014 and Permitted Non-Qualified Mortgage Loans) satisfies the following criteria:”

(aa) Exhibit L to the Agreement, “Representations and Warranties Concerning Purchased Assets”, is hereby amended by deleting paragraph (u) in its entirety and replacing it with the following (modified text underlined for review purposes):

(u)

Ability to Repay Determination. There is no action, suit or proceeding instituted by or against or, to Seller’s knowledge, threatened against Seller in any federal or state court or before any commission or other regulatory body (federal, state or local, foreign or domestic) that questions or challenges the compliance of any Mortgage Loan (or the related underwriting) with, (x) except with respect to a Bond Loan – 1st Lien or a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014, the Ability to Repay Rule or, (y) except with respect to a Bond Loan – 1st Lien, a Ginnie Mae EBO Mortgage Loan for which the originator received the related application prior to January 10, 2014 or a Permitted Non-Qualified Mortgage Loan, the QM Rule.

(bb) Exhibit L to the Agreement, “Representations and Warranties Concerning Purchased Assets”, is hereby amended by adding the following new paragraphs immediately at the end thereof:

(cc)

TRID Compliance. To the extent applicable, effective with respect to applications taken on or after October 3, 2015, each Mortgage Loan was originated in compliance with the TILA-RESPA Integrated Disclosure Rule.

(dd)

Pooled Mortgage Loans. Each Purchased Mortgage Loan that will be pooled to support a Mortgage-Backed Security is being serviced by a subservicer having all Agency approvals necessary to make such Purchased Mortgage Loan eligible to back the related Mortgage-Backed Security.

(ee)

Purchase Commitment; Trade Assignment. Unless otherwise stated in the Transactions Terms Letter, the Mortgage-Backed Security expected to be issued with respect to a Pooled Mortgage Loan is covered by a Purchase Commitment that (i) permits assignment thereof to Buyer, (ii) does not exceed the availability under such Purchase Commitment (taking into consideration mortgage loans or securities, as applicable, which have been purchased by the respective Approved Investor under the Purchase Commitment), (iii) conforms to the requirements and the specifications set forth in such Purchase Commitment and the related regulations, rules, requirements and/or handbooks of the applicable Approved Investor, and (iv) is eligible for sale to and insurance or guaranty by the applicable Approved Investor and any applicable insurer, respectively. Each such Purchase Commitment is enforceable, is in full force and effect, is validly and effectively assigned to Buyer pursuant to a Trade Assignment and confirms the details of such forward trade with respect to the related Mortgage-Backed Security. Each such Trade Assignment is enforceable and is in full force and effect, and was delivered by Seller to Buyer in accordance with the requirements set forth in Section 7.2(h). Each Purchase Commitment and Trade Assignment is a legal, valid and binding obligation of Seller enforceable against it in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

(ff)

Mortgage-Backed Securities. Each Mortgage-Backed Security subject to a Transaction, (i) is backed by Mortgage Loans eligible for sale to or securitization by an Agency and satisfy the “Good Delivery Guidelines” promulgated by SIFMA, (ii) is subject to a valid and binding Purchase Commitment that is enforceable in accordance with its terms, (iii) with respect to which, the Applicable Agency Documents (as defined in the Custodial Agreement) list Buyer as sole subscriber, (iv) has been validly issued, and is fully paid and non-assessable, and has been issued in compliance with all applicable laws, including, without limitation, the guidelines promulgated by the applicable Agency, (v) is in book-entry form and held through the facilities of the applicable Depository, and (vi) is unencumbered (other than liens created in favor of Buyer pursuant to this Agreement and liens created by or through Buyer). There are (i) no outstanding rights, options, warrants or agreements (other than as created by Buyer) for a purchase, sale or issuance, in connection with any Mortgage-Backed Security, (ii) no agreements on the part of the Seller to issue, sell or distribute the Mortgage-Backed Securities, and (iii) no obligations on the part of the Seller (contingent or otherwise) to purchase, redeem or otherwise acquire any securities or any interest therein or to pay any dividend or make any distribution in respect of the Mortgage-Backed Securities.

(cc) The Agreement is hereby amended by inserting a new Exhibit N in the form of Annex I immediately following Exhibit M in the Agreement.

2.

No Other Amendments; Conflicts with Previous Amendments. Other than as expressly modified and amended herein, the Agreement shall remain in full force and effect and nothing herein shall affect the rights and remedies of Buyer as provided under the Agreement. To the extent any amendments to the Agreement contained herein conflict with any previous amendments to the Agreement, the amendments contained herein shall control.

3.	Capitalized Terms. Any capitalized term used herein and not otherwise defined herein shall have the meaning ascribed to such term in the Agreement.

4.

Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements (other than any terms or conditions that may have been breached as a result of the circumstances set forth in a notice of event of default by Ginnie Mae to Seller, which notice identified certain defaults by Cenlar FSB, as subservicer (the “Notice”) and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default (other than any Potential Default or Event of Default relating to or arising from the circumstances identified in the Notice) has occurred and is continuing under the Principal Agreements. Nothing in this Amendment shall extend to or affect in any way Seller’s obligations or any of Buyer’s rights and remedies arising under the Agreement or the other Principal Agreements. None of Buyer’s rights under the Agreement or the other Principal Agreements shall be deemed to have been waived or modified by any act or knowledge of Buyer, or its officers or employees, unless such waiver or modification is contained in an instrument in writing signed by the appropriate officers of Buyer and directed to Seller specifying such waiver or modification.

5.

Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law which shall govern). All legal actions between or among the parties regarding the Agreement, including, without limitation, legal actions to enforce the Agreement or because of a dispute, breach or default of the Agreement, shall be brought in the federal or state courts located in New York County, New York, which courts shall have sole and exclusive in personam, subject matter and other jurisdiction in connection with such legal actions and the parties acknowledge and agree that venue in such courts shall be convenient and appropriate for all purposes.

6.

Severability. Each provision and agreement herein shall be treated as separate and independent from any other provision or agreement herein and shall be enforceable notwithstanding the unenforceability of any such other provision or agreement.

7.

Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. Facsimile signatures shall be deemed valid and binding to the same extent as the original.

[signature page follows]

IN WITNESS WHEREOF, Buyer and Seller have caused their names to be signed hereto by their respective officers thereunto duly authorized as of the date first written above. Buyer shall have no obligation to honor the terms and conditions of this Amendment if Seller fails to fully execute and return this document to Buyer within three (3) days after the date hereof.

BANK OF AMERICA, N.A.	LOANDEPOT.COM, LLC

By:	By:
Name:	Name:
Title:	Title:

ANNEX I

EXHIBIT N

FORM OF TRADE ASSIGNMENT

(“Approved                                              Investor”)

(Address)

Attention:

Fax No.:

Dear Sirs:

Attached hereto is a correct and complete copy of your confirmation of commitment (the “Commitment”), trade-dated _________ __, ____, to purchase

[$______of __% ___ year,

(Check Box)

(a)	Ginnie Mae;

(b)	Fannie Mae; or

(c)	Freddie Mac

mortgage-backed pass-through securities (“Securities”) at a purchase price of $___________ from _________ on [insert Settlement Date].

Our intention is to assign $_____ of this Commitment’s full amount, which assignment shall be effective and shall be fully enforceable by the assignee on the Settlement Date. This is to confirm that (i) the form of this assignment conforms to the SIFMA guidelines, (ii) the Commitment is in full force and effect, (iii) the Commitment has been assigned to Bank of America, N.A. (“BANA”) as security for the obligations of loanDepot.com, LLC, the “Seller” under that certain Amended and Restated Master Repurchase Agreement, dated as of July 17, 2015, between Seller and BANA, whose acceptance of such assignment is indicated below, [and] (iv) upon delivery of this trade assignment to you by BANA you will accept Seller’s direction set forth herein to pay BANA for such Securities, [(v) you will accept delivery of such Securities directly from BANA, (vi) BANA is obligated to make delivery of such Securities to you in accordance with the attached Commitment and (vii) you have released Seller from its obligation to deliver the Securities to you under the Commitment.] Payment will be made “delivery versus payment (DVP)” to BANA in immediately available funds.

If you have any questions, please call [SELLER CONTACT] at (___) ___-____ immediately or contact him by fax at (___) ___-____.

Very truly yours,

LOANDEPOT.COM, LLC

By:
Name:
Title:

Agreed to:

BANK OF AMERICA, N.A.

By:
Name:
Title:

Notice of delivery and confirmation of receipt are the obligations of BANA. Prompt notification of incorrect information or rejection of the trade assignment should be made to [______].

Exhibit 1 to Trade Assignment

Purchase Commitment